Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 25, 2004 (except for Note 18, as to which the date is May 13, 2004) in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Polypore, Inc. for the registration of $225,000,000 8 ¾% senior subordinated dollar notes and €150,000,000 8 ¾% senior subordinated euro notes.

/S/ ERNST & YOUNG LLP

Greenville, South Carolina
September 21, 2004